Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Transocean Inc. of our reports dated March 14, 2005, with respect to the consolidated financial statements, and the related financial statement schedule, of Transocean Inc. and Subsidiaries, Transocean Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Transocean Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
December 12, 2005
Houston, Texas